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                                                                      Exhibit 99

       EXCERPT FROM INDYMAC BANCORP, INC.* OCTOBER 18, 2001 PRESS RELEASE

ADOPTION OF SHAREHOLDER RIGHTS PLAN

IndyMac's Board of Directors has adopted a Shareholder Rights Plan (the Rights
Plan). The Board's purpose in adopting the Rights Plan is to protect shareholder value in the event of an unsolicited offer to acquire the Company, particularly one that does not provide equitable treatment to all shareholders. Adoption of the Rights Plan is designed to encourage a potential acquiror of the Company to negotiate directly with the Board of Directors, and to provide the Board with greater leverage in such negotiations so as to provide the greatest value for the Company's shareholders. The Rights Plan will not interfere with any merger, acquisition or business combination that the Company's Board believes to be in the best interest of IndyMac shareholders.

The Rights Plan is not being adopted in response to any specific effort to acquire control of the Company. Rights plans have become increasingly common and have been adopted by nearly 60 percent of the S&P 500 companies.

In connection with the adoption of the Rights Plan, the Board declared a dividend distribution of one Right for each outstanding common share held by shareholders of record on November 1, 2001. The rights will not become exercisable unless an investor acquires 15 percent or more of the Company's common shares, or announces a tender offer that would result in the investor owning 15 percent or more of the common shares or makes certain regulatory filings seeking authority to acquire 15 percent or more of the common shares. If someone does acquire 15 percent or more of the Company's common shares, or acquires the Company in a merger or other transaction, each Right would entitle the holder, other than the investor triggering the Rights and related persons, to purchase the Company's common shares, or shares of an entity that acquires IndyMac, at half of the then current market price. The Rights Plan can be terminated or amended by the Board at any time.

* Referred to herein as "IndyMac" or the "Company".